Exhibit 10.1


                                                                January 3, 2008

John Harlow
9 Tide Mill Road
Saint James, New York 11780


Dear John:

It starts with talent; it starts with you! Congratulations! We are very pleased to extend this conditional offer of employment as Executive Vice President and Chief Operating Officer with Circuit City Stores, Inc. This offer of employment is contingent on the satisfactory completion of Circuit City's applicant screening process.

This position will report to our Chairman, President & Chief Executive Officer, will be located in Richmond, Virginia and it will have varied responsibilities for Circuit City, including broader functions to be determined as business needs develop.

         Our offer includes the following compensation package:

         1.   Initial base salary of $600,000 per year.

         2. A one-time "sign-on" bonus up to the amount of $150,000 (gross). This bonus will be taxed at the time of issue and paid to you within thirty (30) days after the date on which you begin work.

         3. In addition to your base salary, you shall be entitled to participate in the Company's short-term incentive program, as such program may exist from time to time during your employment.

              Under the Company's short-term incentive plan, you have the opportunity to earn an Annual Incentive with respect to any fiscal year of the Company. Your incentive target is eighty percent (80%) of your eligible earnings, as defined in the plan, for the fiscal year with respect to which the Annual Incentive is being paid and is commensurate with the position of Executive Vice President of the Company. The annual incentive is based on Company performance, is governed by the provisions of the Company's incentive program, and is not guaranteed. In order to be eligible to receive this Annual Incentive, you must be actively employed with the Company on or before December 1 of the fiscal year, and work through the check distribution date. As agreed, for fiscal year 2009, you will receive a one time minimum guaranteed incentive in the amount of $240,000 (gross) paid within 75 days of the end of the fiscal year, if you are employed with the Company on the check distribution date.

         4. A car allowance of $858.00 per month will be provided in addition to your salary. Under current IRS regulations, this must be treated as W-2 income to you. Any business use of your car can be submitted as a travel expense at $0.445 per mile.

         5. You will be eligible to participate in the Officer Evaluation Program (O.E.P.) to a level of $4,000 in value. This program is designed to allow our officers to test products in their home.

         6. You will receive a financial planning allowance of $6,000 per year.

         7. You will be eligible to participate in all relevant long-term incentive plans offered by the Company; however, you must be actively employed as a full-time associate on the vesting dates. In addition, the following long-term incentives apply to you:

                  a. an initial non-qualified stock option grant of 200,000 shares, vesting one-third (1/3) per year at the end of years 1, 2, and 3.

                  b.  a  restricted  stock  grant  of  60,000  shares,   vesting
                      one-quarter (1/4) per year at the end of years 2 and 3, and one-half (1/2) at the end of year 4.

         8. As an associate you are entitled to participate in our comprehensive benefits program. Benefits currently include health, dental and vision care, life insurance, short-term and long-term disability, flexible spending accounts and a 401(k) plan. Some of these benefits require a waiting period and/or employee contribution. Should you choose to enroll, you have 31 days from the date of eligibility to complete the on-line enrollment process. (You will be able to contribute to the 401(k) Plan after 3 months of employment.) Additional details about our benefits program will be provided in New Associate Orientation.

         9. Enclosed please find your Employment Agreement. Please review in particular Article 7 "Employment Termination" which includes termination of employment with separation pay (Article 7.4),
              Article 8 "Non competition and Confidentiality" and Article 9 "Change in Control".

         10. The Company will reimburse you for reasonable moving expenses in connection with your relocation to Richmond, VA in the following ways:

                  a. Upon acceptance of our offer of employment, the Company will offer you relocation assistance. We will pay reasonable costs associated with one five day house hunting trip to Richmond, VA, reasonable costs for moving your household goods by professional van lines, and the expenses you incur while you are in transit to your new home. We will also cover the cost of temporary living up to ninety (90) days for you, the associate. Please contact Linda Owen, Relocation Manager, at 888-777-2419, ext. 64416 to begin the process.


                  b. You are also eligible to receive a relocation miscellaneous expense allowance in the amount of $25,000 (gross). This miscellaneous expense allowance will be paid to you within 30 days after our Relocation Department receives a signed copy of your relocation letter. This expense will be taxable income to you at the time it is paid.

                      As a reminder, with any relocation there may be out of pocket expenses. The relocation expense allowance is to be reserved for out of pocket expenses that may occur during your relocation such as but not limited to the following, short fall after gross up, loss on sale of your house in origin, repairs/maintenance on your origin house that may be identified on the Circuit City inspection report, deposit on a real estate contract, hook up for utilities, or car tag transfer.

                  c. The Company also is prepared to purchase your home based on the average of two relocation appraisals the Company will order for you. Your Real Estate Analyst will explain the buy-out process to you upon acceptance of your offer of employment. The Relocation Department will assign a Realtor to assist you with the sale of your current residence and the Relocation Department will have the Realtor contact you. You hereby agree to work with our preferred Circuit City Realtor (buyer agent) in assisting you with your home purchase, and our preferred lender in your destination area.

                  d. The Company will pay all reasonable and customary closing costs, excluding discount points, in your destination and origin area. Please call the Relocation Department for a complete breakdown of closing costs covered. These benefits are contingent upon utilization of the Company's preferred Realtor and preferred lender. The agent will assist you in making an informed decision on your home purchase. The closing costs are taxable income to you and the withholding required on deductible closing costs (i.e. origination points) will be treated as income and reported on your W-2.

In accepting the above-referenced "sign-on" bonus and relocation assistance, you understand that if you voluntarily terminate your employment, or the Company terminates your employment for any reason other than a reduction-in-force, within the first twenty-four (24) months following your effective date of employment, you will immediately incur an obligation to reimburse Circuit City for the costs of the sign-on bonus and the relocation assistance provided, including any miscellaneous expenses, any relocation bonus, taxable expenses, and non-taxable expenses. This reimbursement obligation will be prorated in half-year increments to reflect the period for which you remain employed. For example, if you leave within six months following your date of employment, you will immediately be obligated to reimburse 100% of the cost of the sign-on bonus and the cost of the relocation assistance you received If you leave between six months and twelve months following your date of employment, you will immediately be obligated to reimburse 75%, and so on.

All relocation assistance ceases at the time of termination of employment regardless of the reason for termination. Circuit City may deduct, to the extent permitted by law, from your final paycheck(s) or other payments due to you, amounts necessary to reimburse, in accordance with your above promise to reimburse the Company, the "sign-on" bonus, and any relocation assistance provided by the Company to you. You further agree to reimburse the Company for any balance remaining within sixty (60) days after your termination of employment.

Your position with the Company is such that you will have access to Company trade secrets and other confidential information about the Company's business. Examples of these trade secrets and confidential information include information about our business methods, expansion plans, merchandising and marketing techniques, training techniques, supplier and pricing information, internal corporate planning methods, systems, and operation procedures.

This confidential information is a valuable company asset, and if known by our competitors, would cause irreparable harm to the Company. You realize this, and therefore you agree that you will not disclose or use this information for your own benefit, or for the benefit of anyone other than the Company, whether you learned the information before or after you have signed this offer letter and whether you leave employment with the Company.

To accept this offer please sign and return it to me not later than Friday, January 11, 2007. The second copy of this letter is for your records. Once these details are out of the way we will get you some additional information on Circuit City.

John, we are excited to have you join the Circuit City team! This is a challenging opportunity and we believe your skills and strengths will be an asset to the Company.


                                   Sincerely,




                                   Eric A. Jonas, Jr.
                                   Senior Vice President
                                   Human Resources




ACCEPTED




--------------------------------------------            ------------------
John Harlow                 SSN:                         Date Accepted





cc:      Mike J. Nichols